Exhibit 99.1

Report to Stockholders: For the Period Ended October 2, 2005

Dear Stockholders:

Your Company reported net income for the third quarter of 2005 of $8.8 million or $.97 per share compared to net income of $6.1 million or $.67 per share for the third quarter of 2004. For the first nine months of 2005, net income was $21.0 million or $2.32 per share compared to net income of $19.5 million or $2.15 per share for the same period in 2004. Results for the first nine months of 2005 and the first nine months of 2004 included several one-time items. Net income for the second quarter of 2005 reflected a favorable after-tax impact of $3.7 million related to proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing transaction costs of $.7 million after-tax associated with an exchange of debt in the same period. Net income for the first nine months of 2004 included a favorable adjustment in the first quarter of $1.2 million after-tax for certain customer-related marketing programs between the Company and The Coca-Cola Company and an unfavorable non-cash impact of $1.0 million after-tax in the second quarter of 2004 due to a change in the manner in which The Coca-Cola Company delivers marketing funding support.

The Company’s net sales grew by 11.5% or $37.1 million in the third quarter of 2005 compared to the third quarter of 2004 due to an increase in average revenue per case of approximately 3%, an increase in bottle/can volume of approximately 4% and an increase in contract sales to other bottlers of $15.6 million. The primary driver of the increase in contract sales was the sale of Full Throttle, an energy product of The Coca-Cola Company, to other Coca-Cola bottlers.

Gross margin in the third quarter of 2005 increased by 6.5% as a result of strong bottle/can volume growth, solid improvement in average revenue per case and lower increases in packaging costs. The Company’s bottle/can volume was favorably impacted by several product introductions during 2005. During the second quarter, the Company introduced Coca-Cola Zero, Diet Coke with Splenda and Dasani flavors. The Company also introduced Vault, a new citrus product from The Coca-Cola Company, in about half of the Company’s markets in the second quarter. In November, the Company introduced Vault in the Company’s remaining territories. Packaging costs increased in the third quarter of 2005 by approximately 7% as compared to the third quarter of 2004. In the first six months of 2005, packaging costs increased by approximately 10% compared to the first six months of 2004. Packaging costs increased at a slower rate in the third quarter of 2005 due to favorable plastic bottle cost changes.

Operating expenses in the third quarter of 2005 increased at a faster rate than during the first six months of 2005 primarily as a result of higher employment costs and significantly higher fuel costs.

The Company anticipates ongoing product innovation and the introduction of a number of new products in 2006 across several product categories. The Company continues to focus on opportunities to reduce the growth in operating expenses to help offset the impact of increases in fuel costs and packaging costs, and to provide additional marketing resources to support product expansion.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited		Unaudited
	Oct. 2,	Jan. 2,	Sept. 26,
	2005	2005	2004
Assets
Current Assets:
Cash	$35,838	$8,885	$7,895
Trade accounts receivable, net	99,759	82,036	87,876
Accounts receivable, other	19,167	16,686	15,401
Inventories	56,878	48,886	51,725
Other current assets	10,350	7,935	7,948

Total current assets	221,992	164,428	170,845

Property, plant and equipment, net	392,266	418,853	421,883
Leased property under capital leases, net	74,148	76,857	77,760
Other assets	39,590	25,270	26,703
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	5,211	5,934	6,695

Total	$1,355,928	$1,314,063	$1,326,607

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$8,000	$39
Current portion of obligations under capital leases	1,759	1,826	1,797
Accounts payable and accrued expenses	157,078	128,671	157,707

Total current liabilities	158,876	138,497	159,543

Deferred income taxes	174,577	165,578	161,029
Other liabilities	122,918	127,621	118,721
Obligations under capital leases	77,911	79,202	79,643
Long-term debt	700,000	700,039	703,039

Total liabilities	1,234,282	1,210,937	1,221,975

Minority interest	41,849	38,687	38,315
Stockholders’ equity	79,797	64,439	66,317

Total	$1,355,928	$1,314,063	$1,326,607

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2005	2004	2005	2004
Net sales	$358,414	$321,336	$1,022,451	$937,774
Cost of sales, excluding depreciation expense shown below	197,229	169,938	554,772	485,174

Gross margin	161,185	151,398	467,679	452,600

Selling, delivery and administrative expenses, excluding depreciation expense shown below	115,927	109,646	340,280	328,140
Depreciation expense	17,010	17,795	51,176	53,108
Amortization of intangibles	157	766	723	2,356

Income from operations	28,091	23,191	75,500	68,996
Interest expense	12,005	10,838	36,396	31,822
Minority interest	1,201	1,346	3,162	3,444

Income before income taxes	14,885	11,007	35,942	33,730
Income taxes	6,093	4,899	14,912	14,204

Net income	$8,792	$6,108	$21,030	$19,526

Basic net income per share	$.97	$.67	$2.32	$2.15
Diluted net income per share	$.97	$.67	$2.32	$2.15

Weighted average number of common shares outstanding	9,083	9,063	9,083	9,063
Weighted average number of common shares outstanding — assuming dilution	9,083	9,063	9,083	9,063

Cash dividends per share
Common Stock	$.25	$.25	$.75	$.75
Class B Common Stock	$.25	$.25	$.75	$.75

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission (“SEC”) are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. These filings are also available on the Company’s website and the SEC’s website at www.sec.gov.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about: ongoing product innovation and the introduction of new products in 2006 and the Company’s continued focus on opportunities to reduce the growth in operating expenses.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or plastic bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets.

The forward-looking statements in this Report to Stockholders should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.